Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into previously filed Registration Statement on Form S-8 (No. 333-140702), Registration Statements on Form S-3 (No. 333-140607) , (No. 333-144035), (No. 333-146750), and (No. 333-167466) and Registration Statements on Form S-1 (No. 333-161816) and (No. 333-171208) of Bionovo, Inc., (a development stage company) of our report dated March 15, 2011, relating to the consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 and for the period from inception (February 1, 2002) to December 31, 2010, which appear in this annual report on Form 10-K.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
San Francisco, California
March 15, 2011